                                                                    EXHIBIT 4.27

                                                               Dr. Martin Barkin
                                                               President and CEO
                                                  Telephone: (905) 677-5500 #236
                                                       FACSIMILE: (905) 677-5494
                                                        CELLULAR: (416) 726-8870
                                                              mbarkin@draxis.com




                                                                    May 14, 2001

                                                         PERSONAL & CONFIDENTIAL
DELIVERED VIA COURIER
---------------------

Mr. Jerry Ormiston 416-364-8558
28 Eagle Road,
Toronto, Ontario
M8Z 4H5

Dear Mr. Ormiston:

         We are pleased to offer you employment with DRAXIS Health Inc. ("DRAXIS") on the terms set out below.

1.       EMPLOYMENT

         Effective May 30, 2001, you shall be employed with DRAXIS as its Executive Director Communications and Investor Relations on the terms and conditions contained in this Agreement. You shall report to the Chief Executive Officer of DRAXIS. Without limiting the scope of your duties and responsibilities as Executive Director Communications and Investor Relations, you shall be responsible for developing and overseeing DRAXIS' Communications and Investor Relations Programs and you shall participate in the Business Development activities of the Company. You will also be a member of DRAXIS' executive team with participation on the Corporate Management Committee and advisory to the Executive Operations Committee. In addition, you will perform any additional employment responsibilities assigned to you by the Chief Executive Officer of DRAXIS from time to time, provided that such responsibilities are consistent with the executive nature of the position.

2.       BASE SALARY

         DRAXIS will pay to you during the term of this Agreement, effective May 30, 2001, a gross salary of $130,000 per annum, payable semi-monthly, in arrears, in 24 equal installments of $5,416.66 ("Base Salary"). Such salary shall be subject to annual review in accordance with DRAXIS' regular administrative practices of salary review applicable to the executive officers of DRAXIS. Any salary increases shall be determined on merit by the Chief Executive Officer of DRAXIS. The Chief Executive Officer will inform you of any increases in your salary in advance of the implementation date.

         As an officer of the company, DRAXIS will provide and pay for directors' and officers' liability insurance and in any event will indemnify and save you harmless from any action arising within the scope of your employment responsibilities for DRAXIS and its affiliates (as such term is defined in the CANADA BUSINESS CORPORATION ACT) ("Affiliates").

Mr. Jerry Ormiston                                                  May 14, 2001
PERSONAL & CONFIDENTIAL                                                   Page 2


3.       BENEFITS

         You will be entitled to participate in all benefit plans which DRAXIS shall from time to time make available to its executive employees, subject to applicable eligibility rules thereof. The benefits currently offered are:

         o  major medical
         o  dental
         o  group life
         o  long term disability
         o  accidental death and dismemberment

4.       STOCK OPTION PLAN

         You will be eligible to participate in the Stock Option Plan of DRAXIS, which DRAXIS, from time to time, shall make available to employees, in accordance with the terms and conditions of that plan.

         DRAXIS will grant you options to purchase 25,000 shares within 30 days of the commencement of your employment (the "Initial Grant"). These options shall vest as follows:

          a)   8,333 shares on the first anniversary of the Initial Grant;
          b)   8,333 shares on the second anniversary of the Initial Grant; and
          c)   8,334 shares on the third anniversary of the Initial Grant.

         The price of each option shall be the closing price of the DRAXIS shares on the Toronto Stock Exchange on the trading date immediately preceding the date of the Initial Grant. The options may be exercised in whole or in part at any time within five years after the date of the Initial Grant, subject to vesting as set out above.

         The CEO agrees to recommend to the Board of Directors, within 90 calendar days after the first Board meeting following the Annual General Meeting, to be held on June 20, 2001, the granting to you of options to purchase an additional 75,000 shares. The award of these additional 75,000 options is totally conditional upon the Board of Directors' approval to make additional stock options available.

5.       DEFERRED SHARE UNIT PLAN

         You will be eligible to participate in the Deferred Share Unit Plan, in accordance with the terms and conditions of that plan. The Deferred Share Unit Plan has been established to provide selected employees of DRAXIS and its Affiliates with the opportunity to acquire share equivalent units convertible to cash or common shares of DRAXIS. A plan document is available for review.

6.       DRAXIS RETIREMENT PROGRAM  (Under Development)

         You will be eligible to participate in the DRAXIS Retirement Program which DRAXIS is currently developing to make available to employees, subject to applicable eligibility rules thereof and in accordance with the terms and conditions of that plan and approval of the plan by the Board of Directors.

7.       EMPLOYEE PARTICIPATION SHARE PURCHASE PLAN

         You will be eligible to participate in the Employee Participation Share Purchase Plan which DRAXIS shall from time to time make available to its employees, subject to applicable eligibility rules thereof and in accordance with the terms and conditions of that plan.

Mr. Jerry Ormiston                                                  May 14, 2001
PERSONAL & CONFIDENTIAL                                                   Page 3


8.       DISCRETIONARY BONUS

         The Chief Executive Officer and the Compensation Committee, in their sole discretion, may declare a bonus payable. Such bonus payment is not guaranteed and payment of a discretionary bonus in any prior year is not a promise or guarantee of payment in subsequent years. Further, to receive any discretionary bonus payment, should one be declared, you must be employed on December 31st of the calendar year for which the bonus is declared. Should a discretionary bonus be declared, you may be eligible to receive an amount up to a maximum equivalent to 30% of your Base Salary, or such other amount as may be determined by the Chief Executive Officer of DRAXIS and the Compensation Committee of the Board of Directors, in their sole discretion. For the calendar year 2001 the above mentioned 30% bonus eligibility will be pro-rated to January 1, 2001.

9.       SIGNING BONUS

         DRAXIS will pay to you a signing bonus consisting of the gross amount of $10,000 which shall be paid to you within 10 business days of your commencement of employment.

10.      MEMBERSHIPS AND PUBLICATIONS

         DRAXIS will pay all professional memberships, dues and levies required for membership in the Canadian Investor Relations Institute and other approved memberships or publications deemed necessary to the conduct of your position.

11.      VACATION

         Commencing in 2001, you shall be entitled to four weeks vacation per annum to be taken at a time or times acceptable to DRAXIS, having regard to its operations. There shall be no vacation time carried over from one calendar year into the following calendar year, unless previous authorization has been received from the Chief Executive Officer of DRAXIS.

12.      LEGAL FEES

         DRAXIS will reimburse you for independent legal counsel with respect to the review of this agreement to a maximum of $1,000 upon presentation of appropriate receipts.

13.      EXPENSES

         DRAXIS agrees that it shall reimburse you for all reasonable traveling and other out-of-pocket expenses actually and properly incurred in connection with your duties with DRAXIS and its Affiliates (the "Company"). For all such expenses you agree you will furnish statements and vouchers as and when required by DRAXIS.

14.      DEDUCTIONS

         All salary and other payments and allowances outlined in this Agreement are subject to such withholding and deduction at source as may be required by law.

15.      EMPLOYEE'S COVENANTS

         You agree that you shall devote the whole of your working time, attention and ability to the business of DRAXIS and shall use reasonable best efforts to promote the interests of DRAXIS.

         Further, you agree that you shall duly and diligently perform all the duties assigned to you while in our employ and shall well and faithfully serve DRAXIS. You agree that while employed with DRAXIS you shall not, without the prior written consent of DRAXIS, engage or otherwise be concerned in any other business or occupation, or become a director, officer, agent or employee of any other entity.

Mr. Jerry Ormiston                                                  May 14, 2001
PERSONAL & CONFIDENTIAL                                                   Page 4


16.      CONFIDENTIAL INFORMATION, NON-SOLICITATION AND NON-COMPETITION

(a)      NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

         As DRAXIS' Executive Director Communications and Investor Relations, you acknowledge that you are creating, having access to, and require knowledge of confidential and commercially valuable information of the Company, the unauthorized use or disclosure of which could cause the Company serious and irreparable damage.

         (1) "Confidential Information" means all information, and all documents and other tangible things recording any such information, relating to or useful in connection with the business of the Company, whether or not a trade secret within the meaning of the applicable law, which at the time or times concerned is not generally known to Competitors (as defined below) and which has been or is from time to time disclosed to or developed by you as a result of your employment with DRAXIS. Confidential Information includes, but is not limited to, the following information of the Company:

                (i) new products;
               (ii) marketing strategies and plans;
              (iii) development strategies and plans;
               (iv) manufacturing processes and technologies;
                (v) research in progress and unpublished manuals or know how;
               (vi) regulatory filings;
              (vii) identity of and relationship with licensees, licensors or suppliers;
             (viii) finances, financial information, financial management systems;
               (ix) market research;
                (x) market experience with products;
               (xi) customer lists;
              (xii) compensation and benefits provided to employees;
             (xiii) any other research, information or documents which you are told or reasonably ought to know that the Company regards as proprietary or confidential; and
              (xiv) any legal advice provided to DRAXIS, its offcers,
                    directors, employees or agents during the course or your employment and any details involving the DRAXIS position with respect to any litigation matter or prospective litigation matter which exists at the time of termination.

         (2) You agree that you shall hold all Confidential Information in the strictest confidence, as a fiduciary. Without limiting such obligation, you shall use Confidential Information only at times and places designated by the Company in furtherance of the business of the Company. You shall not, except where the Company otherwise provides its prior written consent or where required by law, directly or indirectly disclose to any Person any Confidential Information, directly or indirectly sell, give, loan or otherwise transfer any Confidential Information or copy thereof to any Person, publish, lecture on or display any Confidential Information to any Person or use Confidential Information for your own benefit or the benefit of any other Person.

         (3) Your obligations under this Section shall remain in effect with respect to each item of Confidential Information until the date upon which such Confidential Information has been publicly disclosed in a manner properly authorized by the Company or otherwise has become known to Competitors without any breach of this Section by you.

Mr. Jerry Ormiston                                                  May 14, 2001
PERSONAL & CONFIDENTIAL                                                   Page 5


         (4) For purposes of this Agreement, "Competitor" shall mean any Person which engages or is preparing to engage, in whole or in part, in the design, development, manufacture, marketing or sale of any products or services which compete directly with a product or service which, during the 12 months prior to the termination of this Agreement and your employment hereunder for any reason, the Company marketed or at the time of termination of this Agreement and your employment hereunder, is then preparing to market.

         (5) For purpose of this Agreement, "Person" shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

(b)      NON-SOLICITATION AND NON-COMPETITION

         (1) You acknowledge that the pharmaceutical and over-the-counter drug industries are highly competitive businesses. You are a key executive of DRAXIS, and as a result of your senior position, you confirm that you have acquired extensive background in and knowledge of the Company's business and the pharmaceutical and over-the-counter drug industries in which the Company operates. You further acknowledge that the Company develops and markets its products on a North American basis. Accordingly, you agree that in the course of your employment with DRAXIS, and thereafter for a period of one year (or if such period is held to be excessive by a court of competent jurisdiction then for a period of six months) you shall not, without the prior written authorization of the Chief Executive Officer of DRAXIS whether as principal, as agent, or as an employee of, or in partnership, or association with any other Person, in any manner whatsoever directly or indirectly:

              (i) become employed by or associated or affiliated with any Competitor of the Company in North America in a function dealing with a product or service, which during the twelve-month period immediately prior to the termination of this Agreement and your employment hereunder, for any reason, competed directly with a product or service of the Company;
              (ii) seek to employ or encourage others to employ or otherwise engage employees, agents or subcontractors of the Company (who are employees, agents or subcontractors on the date this Agreement terminated) or seek to in any way disrupt their business relationship with the Company;
              (iii) obtain by any means whatsoever the business of any Person who at the time of the termination of this Agreement and your employment hereunder, was a customer of the Company, if to obtain such business may result in a reduction of that Person's business with the Company;
              (iv) approach any Person who at the time of the termination of this Agreement and your employment hereunder was a customer of the Company with the intention of soliciting or enticing the business of that Person away from the Company.
(c)      REASONABLENESS

         You agree that the obligations set out in Sections 16(a) and (b) together with your other obligations under this Agreement are reasonably necessary for the protection of the Company's proprietary and business interests and you expressly agree that:

              (i) the scope of each of the covenants set out in Sections 16(a) and (b) above are in all respects, and in particular, in respect of area, time and subject matter, necessary and reasonable because the Company is marketing its products on a North American basis;

Mr. Jerry Ormiston                                                  May 14, 2001
PERSONAL & CONFIDENTIAL                                                   Page 6


              (ii) given your general knowledge and experience, the obligations contained in this Agreement will not preclude you from becoming gainfully employed with other employers who are not Competitors following termination of this Agreement and your employment hereunder for any reason;
              (iii) your agreement to Sections 16(a) and (b) is a key incentive to DRAXIS formalizing the current terms and conditions of your employment.
(d)      BREACH OF AGREEMENT

         You also recognize that any breach of the terms and conditions of this Agreement by you will result in material damage to the Company, although it may be difficult for DRAXIS to establish the monetary value of such damage. You therefore agree that DRAXIS shall be entitled to injunctive relief, in addition to any other remedies available to it, in a court of appropriate jurisdiction in the event of any breach or threatened breach by you of any of the provisions of this Agreement.

17.      TERMINATION OF EMPLOYMENT

(a)      TERMINATION BY DRAXIS FOR CAUSE

         DRAXIS may terminate this Agreement and your employment hereunder at any time for cause without notice and without payment of any kind of compensation either by way of anticipated earnings or damages of any kind.

(b)      TERMINATION BY DRAXIS WITHOUT CAUSE BUT WITH NOTICE

         DRAXIS may terminate this Agreement and your employment hereunder by providing to you one year's actual notice of termination. At its sole discretion, DRAXIS may provide to you a shorter period of notice of termination, in which case, the payments referred to in Section 17(c) shall be applicable, but such payments as may be required by Sections 17(c)(1) and (4) shall be reduced by the notice provided, so that the total notice and compensation in lieu of notice provided to you shall be equivalent to one year from the date you are advised of the termination.

(c)      TERMINATION BY DRAXIS WITHOUT CAUSE AND WITHOUT NOTICE

         DRAXIS may terminate this Agreement and your employment hereunder, in its sole discretion, without notice and without cause, effective immediately upon the date you are advised of the termination.

         Except as outlined in Section 17(b), if your employment is terminated without cause pursuant to this Section, DRAXIS shall:

               1) Pay to you a severance allowance equivalent to one year of your then current Base Salary; in a lump sum within two weeks following the date of such termination.
               2) Pay to you all outstanding vacation pay and any earned but unpaid salary up to the date of such termination within two weeks of the date of termination.
               3) Reimburse you for any business expenses incurred by you up to and including the date of such termination following provision by you of applicable receipts.
               4) Ensure it has complied with all statutory obligations imposed by the EMPLOYMENT STANDARDS ACT.

         The payment referred to in paragraph 1, above, shall be guaranteed and shall not be subject to set off or deduction as a result of your obtaining alternate employment following such termination or otherwise mitigating any damages arising from such termination. Further, the payment referred to in paragraph 1,

Mr. Jerry Ormiston                                                  May 14, 2001
PERSONAL & CONFIDENTIAL                                                   Page 7


above, is inclusive of all statutory payments, including statutory termination and severance, which may be owed to you.

         The amounts paid to you pursuant to this paragraph shall be subject to all required deductions.

         Upon termination of your employment in accordance with this Section 17(c), you shall return to DRAXIS all stock options, Employee Participation Shares and other securities which have not vested or accrued during your employment with DRAXIS.

(d)      TERMINATION PAYMENT FOLLOWING A CHANGE OF CONTROL

         (1) In accordance with paragraph 17(d)(2) below, if there is a Change of Control (as hereinafter defined) you shall be entitled to the following:

               A. the amounts of any unpaid salary earned up to and including date of termination;

               B. any unpaid vacation pay earned up to and including date of termination;

               C. a lump sum amount, equal to: (A) two times your then current Base Salary in effect immediately prior to the date of the Change of Control; and (B) two times the amount paid to you, for the preceding calendar year immediately prior to the date of the Change of Control, as a discretionary bonus;

               D. any additional statutory obligations imposed by the EMPLOYMENT STANDARDS ACT;

               E. the right to retain and exercise all stock options, Employee Participation Shares and other securities which have vested or accrued during your employment with DRAXIS and which will accrue or vest during the two year period immediately following the Change of Control, as if you were employed by the successor employer for that two year period.

         The payment referred to in paragraph 17(d)(1)(C), above, shall be guaranteed and shall not be subject to set off or deduction as a result of your obtaining alternate employment following termination or otherwise mitigating any damages arising from termination. Further, notwithstanding 17(d)(1)(D) above, the payment referred to in 17(d)(1)(C) above, is inclusive of all statutory payments, including statutory termination and severance, which may be owed to you following termination.

         The amounts paid to you pursuant to this paragraph shall be subject to all required deductions.

         Upon termination of your employment in accordance with this Section 17(d), you shall return to DRAXIS all stock options, Employee Participation Shares and other securities which have not vested or accrued during your employment with DRAXIS, and will not vest or accrue during the two year period following termination of this Agreement.

         (2) These payments and entitlements outlined in 17(d)(1) shall become due and payable if, and only if:

               A.   there has been a Change of Control; and

               B.   within 12 months following any Change of Control:

                    (i) your employment is terminated without cause by DRAXIS or by any successor employer to DRAXIS, as the case may be; or

                    (ii) by its conduct as described below, DRAXIS or any
                         successor employer to DRAXIS, as the case may be, constructively terminates your employment by:

Mr. Jerry Ormiston                                                  May 14, 2001
PERSONAL & CONFIDENTIAL                                                   Page 8


                         o relocating the position and/or location of your principal office more than 20 kilometers from the location of your office on the date immediately prior to the Change of Control, without your consent; or

                         o materially reducing your title, reporting relationship, responsibilities or authority without your consent; or

                         o reducing the salary paid to you by the successor employer or terminating or materially reducing the value of your benefit programs, including, but not limited to, life insurance benefits, accidental death and dismemberment benefits, long term disability benefits, extended health coverage, dental benefit, which are referred to in Section 3 above;

               C. and, you elect in writing to receive the payments outlined in Section 17(d)(1).

         (3) For purposes of this Agreement "Change in Control" means a transaction or series of transactions whereby directly or indirectly;

               A. any Person or combination of Persons acting jointly and in concert (other than you or a corporation controlled directly or indirectly by you) acquires a sufficient number of securities of DRAXIS to materially affect the control of DRAXIS as defined below. For the purposes of this Agreement, a Person or combination of Persons acting jointly and in concert, holding shares or other securities in excess of the number which, directly or following the conversion or exercise thereof, would entitle the holders thereof to cast 20% or more of the votes attached to all shares of DRAXIS which may be cast to elect directors of DRAXIS, shall be deemed to affect materially the control of DRAXIS, in which case the Change in Control shall be deemed to occur on the date that is the later of the date that the security representing one more than that required to cast 20% of the votes attached to all shares of DRAXIS which may be cast to elect directors of DRAXIS is acquired or the date on which the Persons acting jointly and in concert agree to so act;

               B. DRAXIS shall consolidate or merge with or into, amalgamate with, or enter into a statutory arrangement or business combination with, any other Person (other than a corporation controlled directly or indirectly by you) and, in connection therewith, all or part of the outstanding shares of DRAXIS which have voting rights attached thereto shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of DRAXIS or any other Person or for cash or any other property and control of DRAXIS is thereby materially affected, as defined above, in which case the Change in Control shall be deemed to occur on the date of closing of the consolidation, merger, amalgamation, statutory arrangement or business combination, as the case may be; or

               C. DRAXIS shall sell or otherwise transfer, including by way of the grant of a leasehold interest (or one or more Affiliates of DRAXIS shall sell or otherwise transfer, including without limitation by way of the grant of a leasehold interest) property or assets aggregating more than 50% of the consolidated assets (measured by either book value or fair market value based on the most recent audited financial statements) of DRAXIS and its Affiliates as at the end of the most recently completed financial year to any

Mr. Jerry Ormiston                                                  May 14, 2001
PERSONAL & CONFIDENTIAL                                                   Page 9


                    other Person or Persons, in which case the Change in Control shall be deemed to occur on the date of transfer of the assets representing one dollar more than 50% of the consolidated assets;

         other than a transaction or series of transactions which involves a sale of securities or assets of DRAXIS with which you are involved as a purchaser in any manner, whether directly or indirectly, and whether by way of participation in a corporation or partnership that is a purchaser or by provision of debt, equity or purchase leaseback financing (but excluding where your sole involvement with such a purchase is the ownership of an equity interest of less than 5% of the acquirer where the acquirer is a public company) and you and persons acting jointly and in concert with you hold securities of the acquirer which, directly, or following the conversion or exercise thereof, would entitle the holders thereof to cast 5% or more of the votes attached to all shares or other interests of the acquirer which may be cast to elect directors or the management of the acquirer

         DRAXIS shall use its reasonable best efforts to require any successor (whether direct or indirect) to all or substantially all of its shares and/or assets to expressly agree in writing to assume and to perform this Agreement in the same manner that DRAXIS would have been required to perform it if no such succession had occurred. If DRAXIS fails to obtain any such successor's express written agreement prior to the effective date of such succession, such failure shall be deemed to be a termination of your employment by DRAXIS and such termination shall be deemed to have occurred on the date immediately prior to the Change of Control date. In such event, at the discretion of DRAXIS, Section 17(b) or (c) will not be applicable, and DRAXIS shall pay to you those amounts outlined in Section 17(d)(1) above and Section 17(h) shall be applicable.

(e)      TERMINATION BY DRAXIS WITHOUT CAUSE UPON DISABILITY

         If, as a result of incapacity due to physical or mental illness, you are unable to render services of substantially the kind and nature, and substantially to the extent required to be rendered in accordance with this Agreement, and if such incapacity is expected to continue for a period of at least twelve consecutive months from the date such incapacity commenced ("Absence Date") this Agreement may be deemed to be frustrated. Your employment hereunder shall cease to be effective on the tenth day after written notice of cessation of employment ("Notice of Cessation") to you, provided that prior to such cessation DRAXIS has been furnished with the written certification of a qualified medical doctor designated by DRAXIS and you jointly which states that you are and are expected to continue to be for at least twelve consecutive months from the Absence Date, unable to render such services by reason of such incapacity and the date upon which such incapacity commenced. If DRAXIS and you are unable to agree on the designation of a qualified medical doctor to make such determination, then each party shall designate a medical doctor who, together, shall agree upon a third qualified medical doctor to make such determination. The decision of the third medical doctor shall be binding on DRAXIS and you. You consent to submit to such examination as may be required by any such medical doctor or doctors.

         If your employment ceases pursuant to this Section, you shall be entitled to receive a total amount equivalent to one year of your then current Base Salary, commencing on the date upon which the Notice of Cessation is delivered and payable in 24 regular payments equivalent to your regular semi-monthly Base Salary on the regular DRAXIS pay days. If you are in receipt of disability benefits payable pursuant to the benefit plans described above, then each semi-monthly payment payable by DRAXIS shall be reduced by an amount equivalent to the disability benefits payment received during that pay period. Notwithstanding the cessation of your employment pursuant to this Section, you shall be entitled to retain and exercise all stock options and Employee Participation Shares granted to you during your employment with DRAXIS.

Mr. Jerry Ormiston                                                  May 14, 2001
PERSONAL & CONFIDENTIAL                                                  Page 10


(f)      DEATH

         In the event that you should die during the term of this Agreement, your employment shall automatically terminate. All salary, vacation pay and any bonus payments earned to date of death but unpaid will be paid to your estate, however, no other payment of any compensation either by way of anticipated earnings or damages of any kind shall be paid and Section 17(h) shall be applicable.

(g)      RESIGNATION AND RETIREMENT

         You shall provide DRAXIS with three months' notice, in writing, of your resignation or your retirement from DRAXIS. Unless the Board of Directors of DRAXIS otherwise determines, you shall return to DRAXIS all stock options and Employee Participation Shares granted to you during your employment with DRAXIS which become exercisable after the date you cease to be an employee of DRAXIS or any of its Affiliates.

(h)      NO FURTHER NOTICE OR COMPENSATION

         Upon termination of your employment under this Agreement, you shall not be entitled to any further grants of stock options or Employee Participation Shares nor shall you be entitled to any further participation in any other incentive plan of DRAXIS other than as specifically set forth in Sections 17(d)(E), 17(e) and this 17(h). For further clarity, in the event of termination of this Agreement and your employment hereunder for any reason, the provisions of Section 17(d)(E) and 17(e), and the terms provided in the event of termination under the DRAXIS Stock Option Plan, and Employee Participation Share Purchase Plan shall apply. For all purposes, "termination of your employment" and "termination date" shall be the final day of employment with DRAXIS, and shall not be deemed to include any period during which you may be entitled to statutory notice, statutory termination pay or any contractual or common law notice period and in particular, shall not be deemed to include the notice period identified in Sections 17(c) (1) or 17(d) (1) (C).

18.      FAIR AND REASONABLE

         The parties confirm that the notice requirements and pay in lieu of notice provisions set out above in Section 17 are fair and reasonable and that no further notice or payments of any kind are owed or required. The parties agree that upon any termination of this Agreement by DRAXIS or upon any termination of this Agreement by you, that you shall have no action, cause of action, claim or demand, either statutory or at common law, against DRAXIS or any other Person as a consequence of such termination.

19.      RETURN OF PROPERTY

         In the event your employment with DRAXIS is terminated for any reason, including resignation or retirement, you will immediately return all DRAXIS property in your possession or under your control.

20.      PROVISIONS OPERATING FOLLOWING TERMINATION

         Notwithstanding any termination of your employment with or without cause, Sections 16, 17, 18, 21 and any provision of this Agreement necessary to give it efficacy shall continue in full force and effect following such termination.

21.      ACKNOWLEDGEMENT

         You acknowledge that DRAXIS shall not, for any purpose, including in the event of a subsequent termination, be required to recognize or take into account any prior service with your previous employers.

Mr. Jerry Ormiston                                                  May 14, 2001
PERSONAL & CONFIDENTIAL                                                  Page 11


22.      SEVERABILITY

         If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

23.      NOTICE

         Any notice to be given in connection with this Agreement shall be given in writing and may be given by personal delivery or by registered mail addressed to the recipient as follows:

         To:      Jerry Ormiston
                  28 Eagle Road
                  Toronto, Ontario
                  M8Z 4H5

         To:      DRAXIS Health Inc.
                  6870 Goreway Drive, 2nd Floor
                  Mississauga, Ontario
                  L4V 1P1
                  Attention:  President and Chief Executive Officer

or such other address or individual as may be designated by notice by either party to the other. Any notice given by personal delivery or by fax shall be deemed to have been given on the day of actual delivery and, if made or given by registered mail on the third day, other than a Saturday, Sunday or a statutory holiday in Ontario, following the deposit thereof in the mail.

24.      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

25.      BENEFIT OF AGREEMENT

         This Agreement shall enure to the benefit of and be binding upon your heirs, executors, administrators and legal personal representatives and the successors and assigns of DRAXIS respectively.

26.      ENTIRE AGREEMENT

         This Agreement and the DRAXIS Code of Ethics constitute the entire agreement between the parties with respect to your terms and conditions of employment and cancel and supersede any prior understandings and agreements between the parties to this Agreement. There are no representations, warranties, forms, conditions, undertakings or collateral agreements expressed, implied or statutory between the parties other than as expressly set forth in this Agreement and the DRAXIS Code of Ethics. You waive any right to assert a claim in tort based on any pre-contractual representations, negligent, or otherwise, made by DRAXIS.

Mr. Jerry Ormiston                                                  May 14, 2001
PERSONAL & CONFIDENTIAL                                                  Page 12


         To acknowledge that the terms of employment as expressed in this Agreement are acceptable to you, please execute the enclosed copy of this letter as indicated below and return it to me at your earliest opportunity.

                                       Yours truly,

                                       DRAXIS Health Inc.


                                       /s/ Martin Barkin


                            Per:
                                       Martin Barkin, M.D., F.R.C.S.C.
                                       President and Chief Executive Officer



         I accept the above-noted terms of employment with DRAXIS as Executive Director Communications and Investor Relations, and in consideration of my continued employment with DRAXIS and the payment of $5.00, the sufficiency and receipt of which is acknowledged, I agree to comply with and be bound by the terms of employment outlined in this Agreement.

         Dated at Mississauga, the 22nd day of May, 2001.



/s/ A. Joyce                              /s/  Jerry Ormiston
------------------------------------      -----------------------------------
Witness                                   Jerry Ormiston